Exhibit 10.1

Land and Building Lease Agreement

Parties to the Lease Agreement

Lessor: SAN HO ENTERPRISE CO.,LTD (hereinafter referred to as "Party A")

Lessee: Prime World International Holdings Ltd., Taiwan Branch (hereinafter referred to as "Party B")

This lease agreement (“Lease Agreement” or “Agreement”) is entered into between the parties for the lease of the land and building under the terms and conditions set forth below:

Section 1: Leased Property Location and Scope of Use (as shown in the Appendix A)

1.1	Leased Object (hereinafter referred to as the "Leased Property")
1.1.1	Land: The leased land includes two parcels located at Land Serial No. 0068, Gong 2nd Section, Linkou District, New Taipei City (approximately 1,757.00 square meters, subject to the ownership certificate records), and Land Serial No. 0069, Gong 2nd Section, Linkou District, New Taipei City (approximately 1,780.00 square meters, subject to the ownership certificate records), for a total of approximately 3,537.00 square meters (subject to the ownership certificate records).
1.1.2	Building: The leased building is located at Building Serial No. 12, Gong 8th Road, Linkou District, New Taipei City (approximately 3,405.93 square meters as recorded in the ownership certificate). The actual leased and usable building area shall be based on the current conditions and is not limited by the area recorded in the ownership certificate.
1.2	Non-Leased Object

A detailed list of ancillary equipment and a confirmation of the current condition are attached as Appendix B. Party B has confirmed its intention to retain these items, and Party A agrees to deliver them to Party B for free use. Party B shall be solely responsible for their maintenance and use.

Section 2: Lease Term

2.1	The lease term shall commence on December 1, 2024 and expire on November 30, 2039, for a total period of 15 years. Should Party B wish to renew the lease upon expiration, a separate written agreement must be executed for the renewal to be valid.
2.2	Party A agrees to allow a renovation period from October 1, 2024, to November 30, 2024, during which no rent shall be charged. However, Party B shall be responsible for installing all necessary facilities during this period. Starting from October 15, 2024, all utility costs, including water and electricity, shall be borne entirely by Party B. During the renovation period, Party A will simultaneously carry out demolition work, and Party B is required to cooperate with Party A’s construction team. Party A shall ensure that the demolition work does not interfere with the installation of facilities.

Section 3: Rent Agreement and Payment

3.1	Monthly Rent: The monthly rent shall be NT$1,300,000 (before tax). The rent shall increase by 3% every three years. The calculation formula is as follows: the monthly rent for the first three years multiplied by 1.03 equals the monthly rent for the fourth to sixth years; the monthly rent for the fourth to sixth years multiplied by 1.03 equals the monthly rent for the seventh to ninth years, and so on. The calculated monthly rents are as follows:
3.1.1	From October 1, 2024, to November 30, 2024, there will be no rent charged during the renovation period (two months).
3.1.2	From December 1, 2024, to November 30, 2027 (three years), the monthly rent shall be NT$1,300,000.
3.1.3	From December 1, 2027, to November 30, 2030 (three years), the monthly rent shall be NT$1,339,000.
3.1.4	From December 1, 2030, to November 30, 2033 (three years), the monthly rent shall be NT$1,379,170.
3.1.5	From December 1, 2033, to November 30, 2036 (three years), the monthly rent shall be NT$1,420,545.
3.1.6	From December 1, 2036, to November 30, 2039 (three years), the monthly rent shall be NT$1,463,161.
3.2	Party B shall not delay or refuse payment of the rent for any reason. Party A shall not unilaterally adjust the rent during the lease term.
3.3	Method of Payment: Party B shall remit the monthly rent to Party A's designated bank account by the 1st day of each month. Party A shall issue a receipt to Party B within 7 working days after each payment is received. The details of Party A's designated financial institution account are as follows:
●	Account Name: San He Enterprises Co., Ltd.
●	Account Number: 131-12-152568
●	Bank: Taiwan Business Bank, Linkou Branch

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Section 4: Security deposit

4.1	Both parties agree that the security deposit is NTD 2,600,000 (equivalent to two months' rent). Party B shall pay the entire amount to Party A in cash or via wire transfer upon signing this Agreement, and Party A shall immediately issue a receipt to Party B after receiving the payment.
4.2	During the lease period, Party B may not use the security deposit to offset rent, fees, or damages.
4.3	Except as provided in Section 4.4, Party A shall return the entire security deposit without interest to Party B within 10 working days after the lease expires or is terminated, provided that Party B has fully returned the Leased Property as agreed in this lease and has no remaining obligations to Party A. Party A shall complete the inspection and handover within 10 days after Party B returns the Leased Property.
4.4	If Party B has any outstanding fees or debts arising from this lease, Party A shall confirm within 10 days after the lease is terminated whether any such debts exist. If debts are present, Party A may deduct the relevant amount from the security deposit and return any remaining balance. If the security deposit is insufficient to cover Party B's obligations, Party B shall still be responsible for paying the remaining amount.

Section 5: Restrictions on the Use of Leased Property

5.1	The Leased Property shall only be used for the purposes approved by the competent authorities of the relevant business. Party B shall not change the purpose of use or use the property in violation of laws and regulations. Without Party A’s written consent, Party B shall not sublease the whole or any part of the Leased Property or provide it for others' use in any form. However, affiliated companies of Party B (as defined by the Company Act of Taiwan) are not subject to this restriction.
5.2	If the Leased Property becomes unusable or is destroyed due to natural disasters or other force majeure events, making it impossible for Party A to continue leasing, either party may immediately notify the other party in writing to terminate the lease. Party A agrees to provide Party B with a reasonable relocation period. Party A shall return the entire security deposit without interest within 10 working days after the lease is terminated and Party B has fulfilled all obligations under this lease. Party A shall not be liable for any damages suffered by Party B due to such termination.
5.3	Party A agrees that Party B has the right to, at its own expense, carry out interior decoration, renovations, or installations on the Leased Property, provided that Party B strictly complies with construction, fire, and other regulations, and does not damage the existing land, building structure, or facilities. Party B shall not request reimbursement for any costs incurred for such decoration, renovations, or installations or make any other claims against Party A upon lease expiration or termination.
5.4	Party B shall not engage in activities harmful to public safety, sanitation, labor safety, environmental safety, or any other illegal activities on the Leased Property. Party B shall bear all legal liabilities (including but not limited to fines imposed by government agencies) resulting from violations of the law, and Party A shall not be held responsible.
5.5	Section 5.4 also apply to any tenant, user, or affiliated company of Party B that uses the Leased Property as permitted under Section 5.1.
5.6	The Leased Property is delivered as-is, along with necessary documents and information such as the land and building ownership certificates, building transcript, cadastral map, property tax bill, and any other required documents for Party B to verify whether the property meets the intended use. Party B shall bear all related costs.
5.7	Party A guarantees that the Leased Property will be delivered in a condition suitable for the agreed use and that, during the lease term, no third party shall claim any rights to the Leased Property against Party B. Party A shall handle all disputes related to such third-party claims at its own expense and indemnify Party B for any losses, lost profits, or costs incurred as a result of such claims.

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Section 6: Risk Liability

6.1	During the lease period, Party B shall use the Leased Property with the care of a good manager. Party B is responsible for managing the original equipment and facilities within the Leased Property. If it is proven by an impartial third-party institution that Party B, its employees, or individuals authorized by Party B caused damage to the Leased Property due to gross negligence, Party B shall be liable for damages, and the appraisal costs shall be borne by Party B.
6.2	If any subtenant, user, or affiliated company permitted to use the Leased Property under Section 5.1 fails to exercise the care of a good manager and causes pollution to the land or damage to the building, Party B shall be jointly and severally liable for the damages.
6.3	In the event that structural damage occurs to the Leased Property due to natural disasters, non-human factors, or other force majeure events, Party A shall be responsible for repairing the Leased Property specified in Section 1.1, while the others, including Party B’s interior decorations, furniture, and business equipment, shall be repaired at Party B’s expense, and Party B shall not request any compensation or reimbursement from Party A.
6.4	If any part of the Leased Property that is not registered with the building ownership requires immediate demolition due to legal or government requirements, Party A shall handle the demolition at its own expense. Party B's decoration, furniture, and business equipment shall also be handled at Party B's own expense, without any reimbursement from Party A.

Section 7: Utility and Tax Liabilities

7.1	The land and building taxes for the Leased Property are to be paid by Party A, as the tax obligor.
7.2	During the lease period, Party B may apply for the change of the user name for electricity and water accounts with Taiwan Power Company and Taiwan Water Corporation, and shall bear the costs of water, electricity, and any business-related taxes. Upon lease expiration or termination, Party B shall bear the costs of restoring the user name to the original one. Party B shall not raise any objections. If there are any unpaid water, electricity, or business taxes, Party B shall prepay the equivalent amount to Party A based on the previous billing period, and Party A shall return any excess to Party B within 7 working days after payment. If there is a shortfall, Party B shall be responsible for making up the difference.
7.3	Each party shall bear its own stamp duty.
7.4	Party A shall insure the Leased Property with basic fire insurance at its own expense during the lease period. However, Party B shall be responsible for obtaining insurance, at its own expense, for any modifications, repairs, machinery, equipment, facilities, and other items placed within the Leased Property, at its own discretion. Party B shall independently procure such insurance and cover all associated costs.
7.5	Party B shall bear the cost of maintenance, repairs, and annual fire safety inspections for the fire safety equipment.
7.6	Party B shall handle all applications and bear all costs for inspections and licenses required by law, including but not limited to building public safety inspections, temporary groundwater usage permits, wastewater connection permits for industrial zone users, high-voltage electrical equipment inspections, and any other government-mandated regulations.

Section 8: Termination and Penalties for Breach

8.1	If Party B fails to pay rent on time for two months, and after receiving a written notice from Party A with a period of no less than 15 business days to make payment, Party B still refuses to do so, Party A may immediately terminate this Agreement and forfeit the security deposit as punitive damages. If Party A suffers additional losses, it may seek compensation from Party B.
8.2	Before the lease term expires as stipulated in Section 2.1, neither Party shall terminate the lease prematurely unless under the following circumstances:
8.2.1	Force majeure make the Leased Property unusable, as stipulated in Section 5.2.
8.2.2	Party B fails to pay rent for two months, as stipulated in Section 8.1.
8.2.3	Either party's breach of contract is severe, and after notification, the breach is not remedied, as stated in Section 8.3.
8.2.4	The Leased Property cannot be rented out due to government regulations or rezoning, as per Section 12.1.
8.2.5	Party B undergoes court-mandated reorganization, bankruptcy, or dissolution as ordered by regulatory authorities.
8.2.6	After 8 years of the lease term, if either party wishes to terminate the lease early, it must notify the other party in writing at least 18 months in written in advance and compensate the other party with liquidated damages equivalent to 6 months’ rent.
8.2.7	Any other situations mutually agreed upon by both parties.
8.3	If either party breaches the terms of this Agreement, the non-breaching party may request in writing that the breaching party rectify the situation within a reasonable time frame. If the breach is not corrected within this period, the non-breaching party may request punitive damages, calculated at three times the monthly rent, along with any legal fees and other related costs. If the breach is severe, the non-breaching party may terminate this Agreement.
8.4	If Party B fails to return the Leased Property upon the expiration or termination of the lease, Party B shall pay Party A the penalty equivalent to twice the daily rent for each day of delay. Party A may also forfeit the security deposit, and Party B shall not object to this.

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Section 9: Return of the Leased Property upon Expiration or Termination

9.1	During the process of decoration, modification, or installation in the Leased Property, if Party B requires demolition, it must exercise due diligence to ensure that the existing structure's safety is not compromised. In the event of any disputes arising during the demolition process, Party B shall be solely responsible for resolution, with no involvement from Party A. Should any damage occur or structural safety be affected as a result of the demolition, Party B shall bear full responsibility for compensation and repairs.
9.2	Upon lease expiration or termination, Party B must return the Leased Property in its current condition and clean the Leased Property at its own expense. If Party B fails to do so, Party A may hire third parties to clean the Leased Property, with expenses deducted from the security deposit. Any shortfall must be paid by Party B.
9.3	Any items in the Leased Property left behind by Party B after the lease expires or is terminated will be considered abandoned and may be disposed of by Party A at Party B’s expense.

Section 10: Transfer of Ownership of the Leased Property

10.1	Following the delivery of the Leased Property to Party B, in the event that Party A transfers ownership of the Leased Property to a third party, this Lease Agreement shall remain in effect with respect to the assignee.
10.2	In the scenario described in Section 10.1, Party A shall transfer the security deposit and any prepaid rent to the assignee and provide written notice to Party B regarding the assignee's information to facilitate rental payments. Any rental payments made by Party B to Party A without Party A’s notification shall be deemed as fulfillment of Party B’s obligation to pay rent.
10.3	Should Party A intend to sell the Leased Property, it must first inquire if Party B is interested in purchasing it. Prior to executing a sale agreement to transfer ownership of the Leased Property to a third party, Party A shall notify Party B in advance, granting Party B the right to purchase the Leased Property under the same terms and conditions offered to any third party.

Section 11: General Provisions

11.1	If Party B fails to deliver the security deposit as stipulated in Section 4.1, both parties agree that this shall be considered mutual consent to terminate the lease.
11.2	If Party B intends to renew the lease prior to the expiration of the lease term, Party B shall provide written notice to Party A at least three months before the lease term ends. However, Party A retains the right to decide whether to lease the Leased Property to Party B again, and is not bound by Party B's intent to renew.
11.3	If Party A intends to lease the Leased Property again upon expiration of the lease term, Party B shall have the right of first refusal to lease the property under the same terms and conditions that Party A offered to other potential lessees, provided that Party B has notified Party A of its intention to renew the lease in accordance with the preceding clause.
11.4	Both parties agree that the address provided in this Agreement will serve as the address for receiving legal notices. If either party changes its address, it must notify the other party immediately. If one party fails to notify the other party and the letter cannot be delivered, it will be deemed to have been delivered if it is sent by registered post.
11.5	Each party shall have a confidentiality obligation regarding any documents and information related to this Agreement received from the other party. The parties shall not use the documents and information provided by the other party for any purpose other than as stipulated in this Agreement.

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Section 12: Special Provisions

12.1	In the event that the Leased Property (limited to the area registered in the ownership certificate) cannot continue to be leased due to land reorganization, expropriation, or government regulations, both parties agree to terminate the lease from the date it becomes unusable. Party B agree to cooperate with the relocation and shall not request any compensation or relocation expenses from Party A. Party A agrees to provide Party B with a reasonable period for relocation to the extent possible. Party A shall refund to Party B the prepaid rent and security deposit for the unexpired term in one lump sum without interest after Party B has fulfilled its obligations. Party A shall promptly notify Party B upon the occurrence of the aforementioned matters and keep Party B informed of the progress, allowing sufficient time for Party B to prepare for the relocation.
12.2	Starting from the commencement date of the lease, Party B may, in accordance with relevant regulations, transfer its factory registration and company registration to the location of the Leased Property. Upon termination of the lease, Party B shall complete the relocation process within thirty days.
12.3	Regarding the application for the temporary groundwater usage permit as stipulated in Section 7.6, Party B shall not only apply regularly as required by regulations, but must also ensure that the well system remains operational upon lease expiration or termination. If the system is not functional, Party B shall be fully responsible for restoring it to normal working condition.

Section 13: Matters Subject to Compulsory Enforcement

13.1	Both parties agree to proceed with the notarization of this Agreement, and any associated costs shall be shared equally.
13.2	Both parties agree that the notarized document shall explicitly state the following matters shall be subject to compulsory enforcement:
13.2.1	Party B’s failure to return the Leased Property after the lease term has expired.
13.2.2	Party B’s failure to pay rent and liquidated damages amounting to two months’ rent.
13.2.3	Party A’s failure to return the security deposit after the lease term has expired or the Lease Agreement has been terminated.

Section 14: Miscellaneous and Governing Law

14.1	Any matters not addressed in this Agreement shall be governed by the relevant provisions of the Civil Code of Taiwan, Title II, Chapter II, Section 5 concerning leases, and other applicable laws.
14.2	In the event of any disputes arising from this Agreement, both parties agree that the Taipei District Court in Taiwan shall have jurisdiction as the court of first instance.

Section 15: Contract Effectiveness and Appendix

15.1	Each party shall retain one original copy of this Lease Agreement.
15.2	The appendices related to this Lease Agreement shall be considered an integral part of this Agreement.
15.3	The rights and obligations stipulated in this Agreement shall be binding upon the successors of both parties.

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Signature of the Parties

Party A (Lessor): SAN HO ENTERPRISE CO.,LTD

Unified Business Number: 35008838

Communication Address: 2F., No. 22, Minyou St., Linkou Dist., New Taipei City

Representative: KUO,HENG-YAO

Party B (Lessee): Prime World International Holdings Ltd., Taiwan Branch

Unified Business Number: 28410552

Communication Address: No.18,Gong4th Rd.,Linkou District , New Taipei City

Representative: LIN,CHIH-HSIANG

Date: October 7, 2024

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Appendix A: Location Map of the Leased Property

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Appendix B: List of Ancillary Equipment and Condition Confirmation Form

1.	List of Ancillary Equipment:
(1)	Two freight elevators.
(2)	High-voltage transformer, 750 KVA.
(3)	Generator and ATS (Automatic Transfer System).
(4)	Fire protection equipment, including one fire pump system, one fire alarm control panel, one fire broadcasting main unit, one fire alarm system, 92 fire extinguishers, 7 indoor fire hydrants, fire-rated shutter systems for both the small and large freight elevators, and their corresponding fire alarm control panels.
(5)	Five box-type air conditioning units.
(6)	Functional water tower.
(7)	Main power distribution panels for all floors of the rear building and the 1F panel of the front building.
(8)	Air conditioning systems for the front building (1F, 2F, 3F).
(9)	All existing interior and exterior decorations and equipment of the Leased Property.

2.	Condition Confirmation Form:
(1)	The steel reinforcement of the pillar on the left side of the roll-up door on the 1F of the rear building is exposed.
(2)	The support frame of the water tower in the laundry area on the 1F of the rear building is rusted.
(3)	The escape stairway and platform on the 2F side of the rear building are rusted.
(4)	The internal staircase connecting the 2F and 3F of the rear building lacks fire compartmentation.
(5)	Water leakage occurs between the metal sheet and structure on the 3F of the rear building.
(6)	Water from the 3F toilet leaks into the 2F of the rear building.
(7)	Water seeps through the wall between the print room and the terrace on the 4F of the rear building.
(8)	The escape stairway and platform on the 3F side of the rear building are rusted.
(9)	The basement of the rear building has a drainage system, but the functionality of the water pump must be regularly checked to ensure it operates normally.
(10)	Occasional water dripping occurs near the whiteboard in the R&D lab on the 1F of the front building.
(11)	Water drips from above the glass window during heavy rain in the 1F meeting room of the front building.

3.	Party B is responsible for inspecting and verifying the above conditions (Sections 1 and 2 of the Appendix B) and any other issues. Party A delivers the Leased Property in its current condition, and Party A assumes no further responsibility after delivery.

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